Exhibit 99.1

 Standard Pacific Corp. Reports a 26% Increase in Third Quarter Earnings to a
              Record $2.16 Per Share, Updated Guidance for 2004
                        and Initial Guidance for 2005

Financial and Operating Highlights - 2004 Third Quarter vs. 2003 Third Quarter

     *  Earnings per share up 26% to a record $2.16 vs. $1.72 last year

     *  Net income of $74.6 million, up 29%

     *  Homebuilding revenues up 39% to a record $866 million

     *  Record 2,353 new home deliveries, up 5% from last year

     *  Homebuilding gross margin up 130 basis points to 23.0%

     * Record Adjusted Homebuilding EBITDA* of $152 million, an increase of 44% over 2003, and an EBITDA margin of 17.5%

     *  LTM return on average equity of 24.2%

     *  Record 2,474 new home orders, up 15% year-over-year

     *  Record quarter-end backlog of 6,956 homes, valued at $2.4 billion, up
        51%

     EPS Guidance for 2004 raised to $8.75, an increase of 44% year-over-year

     Initial Earnings Guidance for 2005 of $9.80 to $10.00 per share

    IRVINE, Calif., Oct. 27 /PRNewswire-FirstCall/ -- Standard Pacific Corp. (NYSE: SPF) today reported the Company's 2004 third quarter operating results.
    Stephen J. Scarborough, Chairman and Chief Executive Officer, stated, "We are pleased to report another record quarter of operating results with earnings per share growth of 26%, revenue growth of 39%, an LTM return on average stockholders' equity of 24.2% and a backlog of nearly 7,000 homes valued at $2.4 billion which provides us with excellent earnings visibility for the balance of this year and into the first half of 2005. These record results were achieved despite the series of severe hurricanes which impacted our Southeastern region and resulted in delivery delays of nearly three hundred homes during the third quarter. In addition, our strong year over year increase in earnings per share this quarter is on top of a 153% increase in EPS in last year's third quarter.
    "And based on the strength of our record orders and backlog, we are on target to generate record fourth quarter earnings of approximately $3.65 per share, a year over year increase of 57%. For the quarter we expect to deliver over 3,000 homes with revenues in excess of $1 billion for the first time in the Company's history, leveraging our strong position in California, Florida and Arizona."
    Mr. Scarborough continued, "We are increasing our 2004 earnings guidance for the full year to $8.75 per share. Our earnings target would result in a 44% increase over our full year 2003 per share earnings and generate a projected return on average equity of 26.5% for the year. The increased full year guidance for 2004 reflects the earnings impact resulting from the delay of approximately 425 deliveries from our Southeastern region in the third and fourth quarters due to the severe hurricane season this year. For the full year, we are targeting 9,025 deliveries, excluding 250 homes in joint ventures, and homebuilding revenues of approximately $3.3 billion, a 43% year over year increase. In addition to the tremendous jump in revenues, our earnings for the year are being propelled by a projected 60 basis point increase in our homebuilding pretax margin to 14.6%.
    "While we are looking forward to a strong finish to 2004 we are even more excited about our outlook for next year during which we expect to deliver nearly 12,000 new homes, representing a nearly 30% jump over this year's projected delivery total. For 2005, California deliveries should be on par with the record setting volume level forecast this year. Of particular note, we expect to see unit volume increases in every division in our Southwest and Southeast regions next year. And for the first time in our 38-year history, we expect to deliver more homes in a state other than California, with Florida targeted to generate nearly 4,000 deliveries in 2005, up over 50% year over year. This broad-based growth in unit volume outside California, led by our rapid growth in Florida, is making significant and increasing bottom line contributions and clearly demonstrates the success of our balanced growth strategy.
    "Our initial guidance for 2005 earnings per share is in the range of $9.80 to $10.00 on homebuilding revenues of $3.8 billion. The projected 13% increase in revenues is being driven by a 30% increase in deliveries to 11,725 new homes, excluding 225 homes in joint ventures. During the year, we expect to see our average home price decrease by over 10% to $325,000 due primarily to the increase in deliveries outside of California. Nevertheless, we currently anticipate that our homebuilding gross margin will continue to be in the 24% range with the assumption that home prices remain relatively stable.
    "As we look ahead to next year, our positive outlook is fueled by the success of our balanced growth strategy which has contributed to our strong operating results. We continue to pursue growth in our existing markets and expansion opportunities into new markets with strong upside potential. Consistent with this strategy we entered the Tucson market in August through the acquisition of Kemmerly Homes whose operating platform and management team is positioned to meaningfully expand volume and market share. Additionally, an integral part of our growth strategy is maintaining a strong land position and balance sheet. We currently control over 50,000 lots companywide, a three to four year supply, which allows us to be patient and opportunistic while maximizing our flexibility in how we deploy our capital."
    Mr. Scarborough concluded, "We continue to respond to the extremely attractive value of our equity by repurchasing shares of our stock in the open market. During the quarter we acquired 220,000 shares of our stock bringing the year to date total to over 700,000 shares. In addition, we implemented a new 10b5-1 plan which will expand our ability to repurchase shares over the next several months."

    Homebuilding Operations
    Homebuilding pretax income for the 2004 third quarter increased 27% to $119.1 million from $93.6 million in the year earlier period. The increase in pretax income was driven by a 39% increase in homebuilding revenues and a 130 basis point improvement in the Company's homebuilding gross margin percentage. These positive factors were partially offset by a $9.3 million decrease in joint venture income and a 90 basis point increase in our SG&A rate.
    Homebuilding revenues for the 2004 third quarter increased 39% to $865.8 million from $623.9 million last year. The increase in revenues was attributable to an 11% increase in new home deliveries (exclusive of joint ventures) combined with a 26% increase in our consolidated average home price to $376,000.
    During the 2004 third quarter, the Company delivered 864 new homes in California (exclusive of joint ventures), a 19% increase over the 2003 third quarter. Including joint ventures, California deliveries were up 3% to 917 homes. Deliveries were off 24% in Southern California to 552 new homes which included no joint venture deliveries this year versus 110 last year, while deliveries were up 121% in Northern California to 365 new homes (including 50 homes from our new operations in Sacramento and 53 joint venture deliveries). In Florida, housing market conditions remained healthy but our ability to deliver homes was impacted by the series of severe hurricanes that hit the state of Florida during the third quarter. The hurricanes resulted in a delay in the delivery of approximately 200 homes for the third quarter. Nevertheless, the Company delivered 605 new homes in the third quarter of 2004, up 4%, including 89 homes from our new operations in Jacksonville. The Company delivered 409 homes (including 8 homes from our new Tucson division, which includes one joint venture delivery) during the third quarter in Arizona, down 10% from the 2003 third quarter reflecting the timing of new home deliveries during the year including a more even distribution of deliveries over the full year. Housing demand in Phoenix, the nation's second largest metropolitan housing market, continues to remain strong and for the full year the Company is projecting a 7% increase in new home deliveries. In the Carolinas, deliveries were off 8% to 130 new homes. This region was also impacted by severe weather which resulted in the delay of approximately 60 homes during the quarter. New home deliveries were up 48% in Texas and up 103% in Colorado. While economic and housing market conditions remain relatively weak in Texas, the Company has successfully introduced several lower-priced new home projects resulting in an increase in absorption rates year-over-year. In Colorado, gradually improving economic conditions, combined with a similar introduction of more affordable housing, have contributed to the increased level of new home deliveries.
    During the 2004 third quarter, the Company's average home price was up 26% year-over-year to $376,000. The higher selling price was driven primarily by a 30% increase in the Company's average price in California to $651,000 (exclusive of joint ventures) and from an increase in the percentage of deliveries from our California operations compared to the year earlier period. The higher price in California represents the impact of general price increases experienced in the state and a change in mix during the 2004 third quarter compared to the prior year. Our average price in Florida was $217,000, up 19% from the year ago period, which also reflects general price increases, a shift in mix, and the addition of Jacksonville which had an average home price of $240,000. Our average price in Arizona was down 1% to $177,000 and up 16% in the Carolinas to $160,000. Both changes were primarily the result of shifts in our product mix. Our average prices in Texas and Colorado were down 12% and 3%, respectively, reflecting our increasing emphasis on more affordable homes in these regions. For the full year, we expect that our average home price will increase approximately 20% from the prior year to $365,000 as a result of higher average prices in California and Florida, partially offset by lower average prices in Texas and Colorado due to a shift to more affordable homes. We expect that our 2004 fourth quarter average home price will be approximately $370,000.
    The Company's homebuilding gross margin was up 130 basis points year-over-year to 23.0%. The increase in our gross margin percentage was driven primarily by higher margins year-over-year in California and Arizona. Our margins in Florida were generally in line with the year earlier period (despite some hurricane related costs) and reflect healthy housing market conditions in all eight of our regions in the state. Margins in Texas and Colorado, while improving, were still below our company-wide average. The higher overall gross margin percentage reflected our ability to raise home prices in most of our California markets during the past several quarters as a result of strong housing demand and improving margins in Arizona due to healthy demand for new homes combined with volume and cost efficiencies. In addition, our homebuilding gross margin percentage was favorably impacted by the reclassification of certain expenses from cost of sales to SG&A beginning this year. The gross margins in our backlog are modestly higher than those generated in the third quarter of 2004.
    Selling, general and administrative expenses (including corporate G&A) for the 2004 third quarter increased 90 basis points to 10.2% of homebuilding revenues compared to 9.3% last year. The increase in SG&A expenses as a percentage of homebuilding revenues was due to the reclassification of certain expenses from cost of sales to SG&A discussed above. Excluding the impact of the reclassification, our SG&A rate would have been lower year over year. We expect that our full-year SG&A rate for 2004 will be in the low 10% range.
    Consistent with our expectations, income from unconsolidated joint ventures was down $9.3 million for the 2004 third quarter to $8.5 million. The lower level of profits was driven by a decrease in the number of joint venture deliveries to 54 homes versus 164 homes last year, combined with a slight decrease in joint venture income from land sales to other builders. For the full year, we expect to generate approximately $47 million in joint venture income from approximately 250 new home deliveries as well as profits from joint venture land sales to other builders. The $47 million projected total reflects an $8 million downward revision from the previous quarter due to the timing of land sales from our Talega joint venture.
    New orders for the quarter increased 15% to a record 2,474 new homes (including 61 joint venture orders) on a 27% increase in average community count. The Company's cancellation rate for the quarter declined to 18% from 20% in the year earlier period. In Southern California, net new home orders were down 12% for the quarter due in large part to the significant level of price appreciation over the past few years. Our expectation is that absorption rates will, over time, return to a more normalized pace which is reflected in our outlook for this region in the coming year. In Northern California, new home orders continued to reflect healthy demand for new homes and were up slightly over the year earlier period on the same number of active selling communities. The Northern California total for the 2004 third quarter includes 89 orders from 4 communities from our new Sacramento division. In Florida, orders were up 53% on a 70% higher community count despite the record hurricane activity during the quarter. The lower sales rate per community during the quarter also reflects a conscious decision by the Company to reduce the number of new homes for sale due to the strong backlog levels in our Florida markets. The Company is generally experiencing strong demand for new housing throughout its Florida markets. The total for the 2004 third quarter also includes 76 orders from 13 communities from Coppenbarger Homes in Jacksonville, which was acquired in October 2003. In Arizona, third quarter orders were up 11% year-over-year notwithstanding an 11% decline in the number of active selling communities. While housing demand in Arizona continued to be strong, the Company has been regulating the release of new homes for sale in Phoenix to maximize gross margins and to better align sales with our backlog and production capabilities that have been constrained by the record setting permit level in the greater Phoenix metropolitan area. The total for the third quarter this year also includes 46 orders from 5 communities from our new Tucson division which we acquired in August 2004. Orders were up 14% in the Carolinas on a 75% higher community count, up 19% in Colorado on a 17% higher community count and up 29% in Texas on a 17% higher community count. In Texas and the Carolinas, order levels still reflect the impact of generally sluggish economic conditions on the demand for new housing while the Company's positive order trends in Colorado reflect gradually improving economic conditions.
    The record level of new home orders for the 2004 third quarter resulted in a record third quarter backlog of 6,956 presold homes (including 158 joint venture homes) valued at an estimated $2.4 billion (including $105 million of joint venture backlog), an increase of 51% from the September 30, 2003 backlog value.
    The Company ended the quarter with 168 active selling communities, a 31% increase over the year earlier period. The higher community count resulted from the opening of 74 new communities during the first three quarters of 2004 (compared to 50 during the same time last year) including 25 new communities during the third quarter. The Company is planning to open approximately 20 new communities during the balance of the year and is targeting a year-end community count of approximately 170 to 180 active subdivisions, approximately 16% higher than at the end of 2003.

    Financial Services
    The Company generated a modest profit at its financial services subsidiary, which currently offers mortgage banking services to our homebuyers in California, Arizona, Texas, and South Florida. The operating results continue to reflect tight margins on loan sales and lower capture rates due to competitive pressures resulting from the significant reduction in mortgage refinance activity during the first three quarters of the year as well as the start-up nature of our operations in Arizona and Texas. The Company decided earlier this year to transition its mortgage operations in Arizona and Texas from the joint venture structure to its wholly owned financial services subsidiary.
    Financial services joint venture income, which is derived from mortgage banking joint ventures with third party financial institutions currently operating in conjunction with our homebuilding divisions in Colorado, the Carolinas, and Tampa and Southwestern Florida, was down 46% to $463,000. The lower level of income was primarily due to the decrease in business in Arizona and Texas as we transition our mortgage lending activities to our wholly owned financial services subsidiary.

    Earnings Conference Call
    A conference call to discuss the Company's 2004 third quarter earnings will be held at 11:00 am Eastern time tomorrow morning. The call will be broadcast live over the Internet and can be accessed through the Company's website at www.standardpacifichomes.com/investor/investors.asp. The call will also be accessible via telephone by dialing (800) 967-7185. The entire audio transmission with the synchronized slide presentation will also be available on our website for replay within 2 to 3 hours following the live broadcast. A replay of the conference call will also be available by dialing (888) 203-1112 (Code 883015).

    Standard Pacific, one of the nation's largest homebuilders, has built homes for more than 67,000 families during its 38-year history. The Company constructs homes within a wide range of price and size targeting a broad range of homebuyers. Standard Pacific operates in some of the strongest housing markets in the country with operations in major metropolitan areas in California, Texas, Arizona, Colorado, Florida and the Carolinas. The Company provides mortgage financing and title services to its homebuyers through its subsidiaries and joint ventures, Family Lending Services, WRT Financial, Westfield Home Mortgage, Universal Land Title of South Florida and SPH Title. For more information about the Company and its new home developments, please visit our website at: www.standardpacifichomes.com.

    This news release contains forward-looking statements. These statements include but are not limited to statements regarding: the Company's outlook; housing market conditions, orders and backlog; expected new community openings and active subdivisions; the Company's expected earnings, deliveries, revenues and return on equity; the Company's expected SG&A rate; expected average home prices; the Company's expected homebuilding gross margins; expected joint venture income and deliveries; and the Company's three to four year lot supply. Forward-looking statements are based on current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors -- many of which are out of our control and difficult to forecast -- that may cause actual results to differ materially from those that may be described or implied. Such factors include but are not limited to: local and general economic and market conditions, including consumer confidence, employment rates, interest rates, the cost and availability of mortgage financing, and stock market, home and land valuations; the continued impact of terrorist activities and the outbreak or escalation of armed conflict involving the United States; the cost and availability of suitable undeveloped land, building materials and labor; the cost and availability of construction financing and corporate debt and equity capital; the demand for single-family homes; cancellations of purchase contracts by homebuyers; the cyclical and competitive nature of our business; governmental regulation, including the impact of "slow growth" or similar initiatives; delays in the land entitlement process, development, construction, or the opening of new home communities; adverse weather conditions and natural disasters; environmental matters; risks relating to our mortgage banking operations, including hedging activities; future business decisions and our ability to successfully implement our operational, growth and other strategies; litigation and warranty claims; and other risks discussed in our filings with the Securities and Exchange Commission, including in our Annual Report on Form 10-K for the year ended December 31, 2003. We assume no, and hereby disclaim any, obligation to update any of the foregoing or any other forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.


                   STANDARD PACIFIC CORP. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME

               (Dollars in thousands, except per share amounts)
                                 (Unaudited)

                           Three Months Ended         Nine Months Ended
                              September 30,              September 30,
                            2004         2003        2004          2003
    Homebuilding:
      Revenues            $865,797     $623,936   $2,170,325   $1,538,866
      Cost of sales       (666,727)    (488,653)  (1,669,309)  (1,219,360)
        Gross margin       199,070      135,283      501,016      319,506
      Selling, general
       and
       administrative
       expenses            (88,068)     (58,239)    (238,990)    (156,768)
      Income from
       unconsolidated
       joint ventures        8,463       17,779       36,122       39,906
      Interest expense      (1,801)      (1,662)      (5,413)      (5,149)
      Other income
       (expense)             1,432          407       (7,426)       1,034
        Homebuilding
         pretax income     119,096       93,568      285,309      198,529

    Financial Services:
      Revenues               3,956        2,746        7,885       10,038
      Expenses              (3,258)      (2,482)      (8,460)      (6,634)
      Income from
       unconsolidated
       joint ventures          463          864        1,920        2,253
      Other income             104          106          309          210
        Financial
         services
         pretax income       1,265        1,234        1,654        5,867

    Income before taxes    120,361       94,802      286,963      204,396
    Provision for
     income taxes          (45,767)     (36,905)    (109,982)     (79,747)
    Net Income             $74,594      $57,897     $176,981     $124,649

    Earnings Per Share:
      Basic                  $2.23        $1.78        $5.24        $3.85
      Diluted                $2.16        $1.72        $5.08        $3.74

    Weighted Average
     Common Shares
     Outstanding:
      Basic             33,493,514   32,571,581   33,743,504   32,361,335
      Diluted           34,552,045   33,589,951   34,846,091   33,337,208

    Cash dividends
     per share               $0.08        $0.08        $0.24        $0.24


                             Selected Operating Data

                              Three Months Ended         Nine Months Ended
                                September 30,              September 30,
                             2004           2003        2004          2003
    New homes delivered:
      Southern California      552          617        1,424        1,356
      Northern California      312          111          753          352
        Total California       864          728        2,177        1,708

      Florida                  605          584        1,461        1,430
      Arizona                  408          452        1,241        1,095
      Carolinas                130          141          335          380
      Texas                    172          116          448          345
      Colorado                 120           59          287          170
        Consolidated total   2,299        2,080        5,949        5,128

    Unconsolidated joint
     ventures:
        Southern California     --          110           78          301
        Northern California     53           54          113          107
        Arizona                  1           --            1           --
          Total
           unconsolidated
           joint ventures       54          164          192          408
    Total (including
     joint ventures)         2,353        2,244        6,141        5,536

    Average selling price of homes delivered:
      California
       (excluding joint
       ventures)          $651,000     $500,000     $628,000     $505,000
      Florida             $217,000     $182,000     $221,000     $182,000
      Arizona             $177,000     $178,000     $184,000     $179,000
      Carolinas           $160,000     $138,000     $149,000     $136,000
      Texas               $233,000     $265,000     $240,000     $270,000
      Colorado            $299,000     $307,000     $298,000     $309,000
      Consolidated
       (excluding
       joint ventures)    $376,000     $298,000     $363,000     $296,000
      Unconsolidated
       joint ventures     $695,000     $545,000     $644,000     $544,000
      Total (including
       joint ventures)    $383,000     $316,000     $372,000     $314,000

    Net new orders:
      Southern California      381          382        1,595        1,466
      Northern California      322          295        1,127          626
        Total California       703          677        2,722        2,092

      Florida                  710          464        2,680        1,937
      Arizona                  603          546        1,686        1,474
      Carolinas                137          120          441          429
      Texas                    155          120          490          366
      Colorado                 105           88          377          258
        Consolidated
         total               2,413        2,015        8,396        6,556

    Unconsolidated
     joint ventures:
        Southern California      5           59           19          275
        Northern California     53           74          161          193
        Arizona                  3           --            3           --
          Total
           unconsolidated
           joint ventures       61          133          183          468
    Total (including
     joint ventures)         2,474        2,148        8,579        7,024


                       Selected Operating Data (continued)

                               Three Months Ended          Nine Months Ended
                                 September 30,              September 30,
                               2004         2003         2004         2003
    Average number of selling communities during the period:
      Southern California       25           18           24           21
      Northern California       18           17           21           14
        Total California        43           35           45           35
      Florida                   51           30           48           30
      Arizona                   16           19           17           21
      Carolinas                 14            8           12            9
      Texas                     21           18           21           20
      Colorado                  14           12           13           12
        Consolidated total     159          122          156          127

      Unconsolidated joint
       ventures:
        Southern California      1            3            1            4
        Northern California      4            5            3            5
        Arizona                  1           --            1           --
          Total
           unconsolidated
           joint ventures        6            8            5            9
    Total (including joint
     ventures)                 165          130          161          136


                                                         At September 30,
    Backlog (in homes):                                2004           2003
      Southern California                              1,055            966
      Northern California                                857            431
        Total California                               1,912          1,397

      Florida                                          2,949          1,541
      Arizona                                          1,279            946
      Carolinas                                          171            130
      Texas                                              226            167
      Colorado                                           261            176
        Consolidated total                             6,798          4,357

    Unconsolidated joint ventures:
        Southern California                               24            198
        Northern California                              131            129
        Arizona                                            3             --
          Total unconsolidated joint ventures            158            327
    Total (including joint ventures)                   6,956          4,684

    Backlog (estimated dollar value in thousands):
      Consolidated total                          $2,246,764     $1,389,030
      Unconsolidated joint ventures                  104,909        167,429
        Total (including joint ventures)          $2,351,673     $1,556,459

    Building sites owned or controlled:
      Southern California                             12,513          9,126
      Northern California                              5,225          3,589
        Total California                              17,738         12,715

      Florida                                         14,680         11,827
      Arizona                                          9,195          5,013
      Carolinas                                        4,200          3,234
      Texas                                            3,065          3,095
      Colorado                                         1,827          1,622
        Total (including joint ventures)              50,705         37,506

      Total building sites owned                      25,693         19,469
      Total building sites optioned                   17,089         11,890
      Total joint venture lots                         7,923          6,147
        Total (including joint ventures)              50,705         37,506

    Completed and unsold homes                           139             80

    Homes under construction                           6,366          4,197


                             Selected Financial Data

                                                      Three Months Ended
                                                         September 30,
                                                      2004           2003
                                                    (Dollars in thousands)
    Net income                                       $74,594        $57,897
    Net cash provided by (used in) operating
     activities                                     $(92,654)       $69,601
    Net cash provided by (used in) investing
     activities                                     $(39,630)      $(18,042)
    Net cash provided by (used in) financing
     activities                                     $130,586       $127,661
    Adjusted Homebuilding EBITDA (1)                $151,689       $105,270
    Homebuilding SG&A as a percentage of
     homebuilding revenues                             10.2%           9.3%
    Homebuilding interest incurred                  $ 22,779        $20,037
    Homebuilding interest capitalized to
     inventories owned                               $20,978        $18,375
    Ratio of LTM Adjusted Homebuilding EBITDA
     to homebuilding interest incurred                  5.9x           4.8x

     (1) Adjusted Homebuilding EBITDA means net income (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes,
          (b) homebuilding interest expense, (c) expensing of previously capitalized interest included in cost of sales, (d) material noncash impairment charges, if any, (e) homebuilding depreciation and amortization, (f) amortization of stock-based compensation, (g) income from unconsolidated joint ventures and (h) income (loss) from financial services subsidiary. Other companies may calculate Adjusted Homebuilding EBITDA (or similarly titled measures) differently. We believe Adjusted Homebuilding EBITDA information is useful to investors as a measure of our ability to service debt and obtain financing. However, it should be noted that Adjusted Homebuilding EBITDA is a non-GAAP financial measure. Due to the significance of the GAAP components excluded, Adjusted Homebuilding EBITDA should not be considered in isolation or as an alternative to net income, cash flow from operations or any other operating or liquidity performance measure prescribed by U.S. generally accepted accounting principles. The tables set forth below reconcile net cash provided by (used in) operating activities and net income, calculated and presented in accordance with U.S. generally accepted accounting principles, to Adjusted Homebuilding EBITDA:

                                                       Three Months Ended
                                                         September 30,
                                                      2004           2003
                                                     (Dollars in thousands)
    Net cash provided by (used in) operating
     activities                                     $(92,654)       $69,601
    Add:
      Income taxes                                    45,767         36,905
      Homebuilding interest expense                    1,801          1,662
      Expensing of previously capitalized
       interest included in cost of sales             15,356         18,686
    Less:
      Income from financial services subsidiary          698            264
      Depreciation and amortization from
       financial services subsidiary                     126             83
    Net changes in operating assets and
     liabilities:
      Mortgages, other notes and receivables          17,511        (16,676)
      Inventories-owned                              168,124         22,743
      Inventories-not owned                           35,406         (3,124)
      Deferred income taxes                           (2,072)         4,099
      Other assets                                    (1,120)        (4,332)
      Accounts payable                               (18,395)        (4,066)
      Accrued liabilities                            (17,211)       (29,766)
      Liabilities from inventories not owned              --          9,885

    Adjusted Homebuilding EBITDA                    $151,689       $105,270


                       Selected Financial Data (continued)


                                                       Three Months Ended
                                                         September 30,
                                                      2004           2003
                                                     (Dollars in thousands)
    Net income                                       $74,594        $57,897
    Add:
      Cash distributions of income from
       unconsolidated joint ventures                  21,276          8,219
      Income taxes                                    45,767         36,905
      Homebuilding interest expense                    1,801          1,662
      Expensing of previously capitalized interest
       included in cost of sales                      15,356         18,686
      Homebuilding depreciation and amortization         670            808
      Amortization of stock-based compensation         1,849             --
    Less:
      Income from unconsolidated joint ventures        8,926         18,643
      Income from financial services subsidiary          698            264

    Adjusted Homebuilding EBITDA                    $151,689       $105,270


                                Balance Sheet Data
                 (Dollars in thousands, except per share amounts)

                                                         At September 30,
                                                       2004           2003
    Stockholders' equity per share                    $35.31         $27.56

    Ratio of total debt to total book
     capitalization (1)                                53.1%          56.0%
    Ratio of adjusted net homebuilding debt
     to total book capitalization (2)                  51.2%          48.1%
    Ratio of total debt to LTM adjusted
     homebuilding EBITDA (1)                            2.6x           3.4x
    Ratio of adjusted net homebuilding debt
     to LTM adjusted homebuilding EBITDA (2)            2.4x           2.5x
    Homebuilding interest capitalized in
     inventories owned                               $60,626        $38,818
    Homebuilding interest capitalized as a
     percentage of inventories owned                    2.7%           2.4%

     (1) Total debt at September 30, 2004 and 2003 includes $61.8 million and $52.1 million, respectively, of indebtedness of the Company's financial services subsidiary and $31.7 million and $1.7 million, respectively, of indebtedness included in liabilities from inventories not owned.
     (2) Adjusted net homebuilding debt reflects the offset of $5.1 million and $257.6 million in cash and equivalents at September 30, 2004 and 2003, respectively, against homebuilding debt of $1,245.9 million and $1,090.0 million, respectively. Adjusted net homebuilding debt at September 30, 2004 and 2003 is further adjusted to exclude $61.8 million and $52.1 million, respectively, of indebtedness of the Company's financial services subsidiary and $31.7 million and $1.7 million, respectively, of indebtedness included in liabilities from inventories not owned. We believe that the adjusted net homebuilding debt to total book capitalization and net adjusted homebuilding debt to LTM adjusted homebuilding EBITDA ratios are useful to investors as a measure of our ability to obtain financing. These are non-GAAP ratios and other companies may calculate these ratios differently.


                   STANDARD PACIFIC CORP. AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED BALANCE SHEETS

                            (Dollars in thousands)

                                                 September 30, December 31,
                                                      2004         2003
                                                  (Unaudited)
                                      ASSETS

    Homebuilding:
      Cash and equivalents                           $10,145       $159,654
      Mortgage notes receivable and accrued
       interest                                          253          7,171
      Other notes and receivables                     40,641         37,721
      Inventories:
        Owned                                      2,254,136      1,760,567
        Not owned                                    267,984        128,453
      Investments in and advances to
       unconsolidated joint ventures                 169,584        164,649
      Property and equipment, net                      8,633          7,343
      Deferred income taxes                           26,382         26,361
      Other assets                                    33,384         17,291
      Goodwill                                        79,834         73,558
                                                   2,890,976      2,382,768

    Financial Services:
      Cash and equivalents                             7,324         10,829
      Mortgage loans held for sale                    69,149         64,043
      Other assets                                     3,993          3,063
                                                      80,466         77,935
        Total Assets                              $2,971,442     $2,460,703


                       LIABILITIES AND STOCKHOLDERS' EQUITY

    Homebuilding:
      Accounts payable                               $88,316        $77,837
      Accrued liabilities                            234,229        203,138
      Liabilities from inventories not owned          35,566         19,615
      Revolving credit facility                      196,000             --
      Trust deed and other notes payable              26,873         24,232
      Senior notes payable                           874,048        823,001
      Senior subordinated notes payable              149,002        148,936
                                                   1,604,034      1,296,759

    Financial Services:
      Accounts payable and other liabilities           2,360          1,694
      Mortgage credit facilities                      61,757         59,317
                                                      64,117         61,011
        Total Liabilities                          1,668,151      1,357,770

    Minority Interests                               121,342         69,732

    Stockholders' Equity:
      Preferred stock, $0.01 par value;
       10,000,000 shares authorized; none issued          --             --
      Common stock, $0.01 par value; 100,000,000
       shares authorized; 33,475,058 and
       33,862,218 shares outstanding, respectively       335            339
      Additional paid-in capital                     415,037        435,164
      Retained earnings                              766,577        597,698
      Total Stockholders' Equity                   1,181,949      1,033,201
        Total Liabilities and Stockholders'
         Equity                                   $2,971,442     $2,460,703


     * For a definition of Adjusted Homebuilding EBITDA and a reconciliation of net income to Adjusted Homebuilding EBITDA and cash flows from operating activities to Adjusted Homebuilding EBITDA, please see the Selected Financial Data included herewith.

SOURCE  Standard Pacific Corp.
    -0-                             10/27/2004
    /CONTACT: Andrew H. Parnes, Executive Vice President of Standard Pacific Corp., +1-949-789-1616/
    /Web site:  http://www.standardpacifichomes.com /
    /Audio:  http://www.standardpacifichomes.com/investor/investors.asp /
    (SPF)

CO:  Standard Pacific Corp.
ST:  California
IN:  FIN CST RLT
SU:  ERN ERP CCA MAV